Exhibit T3.B5

**AMENDED AND RESTATED**

**PARTNERSHIP AGREEMENT**

**OF**

**SUNPOWER BERMUDA HOLDINGS**

**THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT** (this "Agreement") of **SunPower Bermuda Holdings**, a Bermuda exempted general partnership (the "Partnership"), is made and entered into on September 21, 2009 ("Effective Date"), by and between **SunPower Corporation, Systems**, a Delaware corporation ("SPBK"), and **SunPower Corporation**, a Delaware corporation ("SPSV") (SPBK and SPSV are individually referred to as a "Partner" and together referred to as the "Partners").

**RECITALS**

WHEREAS, the Partners established the Partnership as a Bermuda exempted general partnership with separate legal personality on October 30, 2008; and

WHEREAS, the Partners desire to amend and restate this Agreement to reflect additional capital contributions made by them to the Partnership;

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and intending to be legally bound hereby, the Partners agree as follows:

**SECTION 1**
**FORMATION**

Section 1.1 Formation. The Partners hereby form an exempted general partnership pursuant to the provisions of the Partnership Act 1902, as amended, of Bermuda and the Exempted Partnerships Act 1992, as amended, of Bermuda (the "Acts"). Each Partner shall be liable for the debts, liabilities and obligations of the Partnership. The rights and liabilities of the Partners shall be as provided in the Acts, except as otherwise expressly provided herein.

Section 1.2 Legal Personality. The Partnership has elected to be formed with legal personality pursuant to the provisions of the Acts and any one Partner is authorised to execute any declarations and make any filings with respect to the election of legal personality as may be required on behalf of all of the Partners and the Partnership.

Section 1.3 Name. The name of the Partnership is "SunPower Bermuda Holdings" or such other name that complies with applicable law as the Board of Directors may select from time to time. All Partnership business shall be conducted in the name of the Partnership.

Section 1.4 Registered Office. The Partnership shall maintain its principal place of business and registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or at such other place as the Board of Directors may designate from time to time.

Section 1.5 Resident Representative. Codan Services Limited shall be the resident representative of the Partnership as required by the Acts.

## SECTION 2
## PURPOSE AND TERM

Section 2.1 Purpose. The purpose of the Partnership is to acquire and invest in shares of any entities, corporations, companies, partnerships or other institutions and to manage and dispose of such investments, and to engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purpose (including obtaining financing) and that is not forbidden by the law of the jurisdiction in which the Partnership engages in that business.

Section 2.2 Term. The term of the Partnership shall commence on the date on which the certificate of exempted partnership of the Partnership is registered under the Acts and shall continue in full force and effect until terminated in accordance with the Acts or dissolved and terminated in accordance with the provisions of this Agreement.

## SECTION 3
## CAPITAL ACCOUNTS

Section 3.1 Capital Accounts. A separate capital account shall be maintained for each Partner to which (a) shall be credited for each such Partner (i) the fair market value of its capital contributions, and (ii) its share of all partnership income as allocated to it under this Agreement, and (b) shall be debited with (i) its share of all costs, expenses and losses of the Partnership as allocated to it under this Agreement, and (ii) the amount of any distributions made to it.

Section 3.2 Partnership Interests. Each Partner's percentage ownership interest in the Partnership ("Partnership Interest") shall be as reflected in Schedule A, which shall be amended from time to time to reflect contributions to the Partnership and distributions by the Partnership to the Partners other than in proportion to their Partnership Interests as in effect at the time of such distribution or contribution.

Section 3.3 New Partners. Each partner admitted to the Partnership after the date hereof shall contribute to the Partnership such capital as it shall agree and as shall have been agreed by unanimous consent of all Partners to be accepted by the Partnership. The capital to be accepted and agreed to be contributed by the new partner may consist of cash, property and/or the beneficial interest in property. Each partner admitted to the Partnership after the date hereof shall receive a Partnership Interest in accordance with Section 3.2 hereof.

Section 3.4 Return of Capital. A Partner is not entitled to the return of any part of its capital account nor to be paid interest with respect to either its capital account or its capital contributions. An unrepaid capital contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute nor to lend any cash or property to the Partnership to enable the Partnership to return any Partner's capital contributions.

Section 3.5 Written Consent for Additional Contributions or Distributions. The prior written consent of all Partners of the Partnership shall be required in the case of additional contributions of additional money or property to the Partnership or a distribution by the Partnership to the Partners other than in proportion to their Partnership Interests as in effect at the time of distribution.

## SECTION 4
## ALLOCATION AND DISTRIBUTIONS

Section 4.1 Allocation of Income and Gain. All income and gain of the Partnership shall be allocated and credited among the Partners in proportion to their respective Partnership Interests.

Section 4.2 Allocation of Costs, Expenses and Losses. All costs, expenses and losses of the Partnership shall be allocated and charged among the Partners in proportion to their respective Partnership Interests.

Section 4.3 Distributions. The Board of Directors, in its sole discretion, shall determine the amount and date of any distribution to be made to the Partners. All distributions, whether in cash or other property, shall be made to the Partners in proportion to their respective Partnership Interests.

## SECTION 5
## MANAGEMENT

Section 5.1 Board of Directors. The business and affairs of the Partnership shall be managed by a management committee (hereinafter referred to as the "Board of Directors" or the "Board") composed of individual managers (hereinafter referred to as "Directors") appointed in accordance with this Section 5. The Board of Directors shall manage the affairs of the Partnership and shall have the right and authority to take all actions that the Board of Directors deems necessary, useful or appropriate for the day-to-day management and conduct of the Partnership's business. The Board of Directors may exercise all powers of the Partnership and do all such lawful things as are not by statute or this Agreement directed or required to be done by the Partners. The Board of Directors shall be entitled to delegate such powers as provided herein to individuals appointed as officers in accordance with Section 6 hereof.

Section 5.2 Election and Term. The Board of Directors shall be comprised of three (3) Directors. Two (2) of the directors shall be appointed by SPSV, and one (1) shall be appointed by SPBK. Each Director shall serve from the effective date of his or her election to the Board of Directors until his or her death, removal or resignation, after which such Director shall be re-elected or replaced by the Partner that appointed him or her, or such Partner's successor in interest.

Section 5.3 Resignation and Vacancies. Any Director may resign at any time by giving notice to the Board of Directors or the president in writing or by electronic transmission. Any such resignation shall take effect on the date of the receipt of the notice or at any later time specified in the notice. Acceptance of the resignation shall not be necessary to make it effective. Vacancies resulting from the resignation of a Director shall be filled by the Partner that

appointed the resigning Director, or such Partner's successor in interest.

Section 5.4 Removal and Vacancies. Any Director may be removed and replaced by the Partner who appointed him or her.

Section 5.5 Meetings of Directors. Meetings of the Board of Directors may be held at such time and at such place as the Board may from time to time determine and no notice need be given as to any meeting. At each meeting of the Board of Directors, the presence of not less than a majority of the whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum is not present at any meeting of Directors, the Directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present. Any member of the Board of Directors may participate in a meeting of the Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

Section 5.6 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent to the action in writing or by electronic transmission.

## SECTION 6
## OFFICERS

Section 6.1 Officers. The Board of Directors shall be entitled to delegate such functions as specified in this Section 6 to individuals who shall be termed officers of the Partnership and who shall consist of a president and a secretary, and may consist of a treasurer, one or more vice presidents, and such assistant secretaries, assistant treasurers and other officers as the Board of Directors shall determine. The same person may hold any two or more offices. The Board of Directors may choose not to fill any office for any period as it may deem advisable. Any such delegation by the Board of Directors to the officers shall be in accordance with this Section 6.

Section 6.2 Election and Term of Office. The officers of the Partnership, if any, shall be elected at a meeting or by written consent of the Board of Directors in accordance with Section 5 hereof. Each officer shall hold office until such officer's successor is elected and qualified or until such officer's death, resignation or removal. The Board of Directors may remove an officer at any time, either with or without cause, and may fill a vacancy in any office.

Section 6.3 President. If appointed, the president shall be the chief executive officer of the Partnership and shall preside at all meetings of the Board of Directors. The president shall have the overall supervision of the business of the Partnership and shall direct the affairs and policies of the Partnership, subject to such policies and directions as the Board of Directors may provide. The president shall have authority to designate the duties and powers of other officers and delegate special powers and duties to specified officers, so long as such designation is not inconsistent with applicable law, this Agreement or action of the Board of Directors. The

president shall also have power to execute, and shall execute, deeds, mortgages, bonds, contracts and other instruments of the Partnership except where required or permitted by law or this Agreement to be otherwise executed. The president in general shall have all other powers and shall perform all other duties incident to the chief executive office or as the Board of Directors may from time to time assign to the president.

Section 6.4 Vice President. If a vice president is appointed, then in the absence of the president, at the president's request or in the event of the president's inability or refusal to act, the vice presidents in order of their rank as fixed by the Board of Directors or, if not ranked, the vice president designated by the Board of Directors or the president, shall perform all duties of the president, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties, not inconsistent with applicable laws, this Agreement, or action of the Board of Directors, as the Board of Directors or the president may from time to time assign to them.

Section 6.5 Secretary. If appointed, the secretary shall: (a) keep the minutes of the meetings of the Board of Directors; (b) have charge of the records of the Partnership; and (c) in general, perform all duties incident to the office of secretary and such other duties as the Board of Directors or president may from time to time assign to the secretary. The secretary may delegate such details of the performance of duties of the secretary's office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties.

Section 6.6 Treasurer. If appointed, the treasurer shall: (a) be responsible to the Board of Directors for the receipt, custody and disbursement of all funds of the Partnership; (b) receive and give receipts for monies due and payable to the Partnership from any source and deposit all such monies in the name of the Partnership in such banks, trust companies or other depositories as shall from time to time be selected; (c) disburse the funds of the Partnership as ordered by the Board of Directors or the president or as otherwise required in the conduct of the business of the Partnership; (d) render to the president or the Board of Directors, upon request, an account of all his or her transactions as treasurer and on the financial condition of the Partnership; and (e) in general, perform all duties incident to the office of treasurer and such other duties as the Board of Directors or the president may from time to time may assign to the treasurer. The treasurer may delegate such details of the performance of duties of such office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties.

## SECTION 7
## ADMISSION AND REPLACEMENT OF PARTNERS; ASSIGNMENT OF PARTNER'S INTERESTS

Section 7.1 Notwithstanding any other provision in this Agreement, the admission of a new partner or the replacement of a Partner can take place only with the prior written consent of all of the Partners as set forth in this Section 7.

Section 7.2 Admission or replacement of a partner within the meaning of this section,

includes inter alia, the admission of a partner, the replacement of a Partner, by any means, other than a legal merger, the encumbrance on all or part of any Partnership Interests, the assignment by a Partner of all or part of its Partnership Interest, and any change in relative or absolute rights of the Partner.

Section 7.3 Each and every admission and/or replacement also requires the express prior written consent of each and every resigning Partner.

Section 7.4 The admission, replacement or assignment of Partners' interests shall take place pursuant to a written agreement between all then current Partners and the new partner. The agreement shall include, inter alia, the date per which the admission, replacement, or assignment takes effect, a statement from the new partner, if any, by which it accepts to be bound to the provisions of this Agreement (taking account of amendments thereof made at the occasion of its admission or substitution, if any), as well as the initial capital contribution to be made by the new partner, if any.

Section 7.5 The admission of the new partner(s) and/or the assignment and/or replacement of the substitute Partner(s) shall become effective upon the execution of the agreement described in Section 7.4 hereof.

## SECTION 8
## ACCOUNTS

8 The Partners waive and agree to waive pursuant to section 16 of the Exempted Partnerships Act 1992 financial statements and auditors reports thereon as stipulated by section 15 of the Exempted Partnerships Act 1992, subject to the discretion of the majority of Partners to procure such financial statements and any audit as they deem fit.

## SECTION 9
## DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1 Dissolution. The Partnership shall dissolve and its business and affairs shall be wound up on the first to occur of the following:

9.1.1 The written consent of all of the Partners;

9.1.2 On the bankruptcy, dissolution, liquidation or withdrawal of all of the Partners; or

9.1.3 Any other event causing dissolution as described in the Acts;

unless, within 90 days of such event, the remaining Partners elect to reconstitute the Partnership and carry on the business of the Partnership.

Section 9.2 Liquidation. On dissolution of the Partnership, a liquidator shall be appointed by the Board of Directors. Upon dissolution, the authority of each Partner to bind the

Partnership, and the other rights and obligations of the Partners, continue notwithstanding the dissolution so far as may be necessary to wind up the affairs of the Partnership, and to complete transactions begun but unfinished at the time of the dissolution, but not otherwise. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein. The costs of liquidation shall be borne as a Partnership expense. The steps to be accomplished by the liquidator are as follows:

9.2.1 The liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

9.2.2 All remaining assets of the Partnership shall be distributed to the Partners as follows:

(a) The liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital account of each partner in proportion to such Partner's Partnership Interest;

(b) With respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in that property (that has not been reflected in the capital accounts previously) would be allocated among the Partners if there were a disposition of that property for the fair market value of that property on the date of its distribution; and

(c) Partnership property shall be distributed to the partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the financial year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this Section 9.2.2); and those distributions shall be made by the end of the financial year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of liquidation).

Section 9.3 Termination. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated, and the Partners (or such other person or persons as the Acts may require or permit) shall cause a notice of dissolution to be filed in accordance with the Acts and shall take such other actions as may be necessary to terminate the Partnership.

## SECTION 10
## GENERAL PROVISIONS

Section 10.1 General. Any amendment or supplement to this Agreement shall only be effective if in writing and if the same shall be consented to and approved by the Partners.

Section 10.2 Undertaking. Each of the Partners hereby undertakes that it will not, without the previous consent in writing of all the other Partners, assign, mortgage or charge its share or interest in the Partnership or any part of such share or interest or make any other person a partner with it therein.

Section 10.3 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Bermuda. The courts located within Bermuda shall have exclusive jurisdiction to adjudicate any disputes arising out of or in connection with this Agreement. Each of the parties to this Agreement hereby (a) submits to the jurisdiction of the courts of Bermuda, in any action or proceeding in Bermuda arising out of or relating to this Agreement, (b) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (c) waives the defense of an inconvenient forum to the maintenance of any such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of such party, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.4 Counterparts. The Partners may execute this Agreement in one or more counterparts, which shall, in the aggregate, be signed by all Partners; each counterpart shall be deemed an original instrument as against the Partner who has signed it.

Section 10.5 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.6 Entire Agreement. This instrument contains the entire agreement of the Partners and supersedes all other agreements, oral or written.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Partnership Agreement effective as of the Effective Date.

**GENERAL PARTNER:**

SUNPOWER CORPORATION, SYSTEMS

By: ____________________
Name: Thomas H. Werner
Title: Chief Executive Officer

**GENERAL PARTNER:**

SUNPOWER CORPORATION

By: ____________________
Name: Thomas H. Werner
Title: Chief Executive Officer

# SCHEDULE A

## Capital Accounts

| Name and Address of Partner | Capital Account | Percentage of Total Capital |
|---|---|---|
| **SunPower Corporation, Systems**<br>3939 North First Street<br>San Jose, CA 95134 | US$15,964,797.14 | 10% |
| **SunPower Corporation**<br>3939 North First Street<br>San Jose, CA 95134 | US$143,683,174.20 | 90% |